Exhibit 10.1

Amended Agreement

Celcuity Inc.

Amended and Restated 2017 Stock Incentive Plan

Amendment to Stock Option Agreement

Section 7 of the Celcuity Inc. Form of Stock Option Agreement is hereby amended and restated as follows:

7. Non-Transferability of Option. This Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution and may be exercised during the lifetime of the Optionee only by the Optionee, unless this Option is a non-statutory stock option and such transfer is otherwise approved by the Committee in its sole discretion. The terms of the Plan and this Option Agreement will be binding upon the executors, administrators, heirs, successors and assigns of the Optionee.